CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption
"Auditors" and to the use of our report dated February 8, 1996 in the Pre-Effective Amendment number 1 to the Registration Statement (Form S-1 Number 333-9611) and related prospectus of IDS
Certificate Company for the registration of its IDS Preferred
Investors Certificate.

Our audits also included the financial statement schedules of IDS Certificate Company listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the management of the IDS Certificate Company. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements as a whole, present fairly in all material respects the information set forth therein.




ERNST & YOUNG LLP

Minneapolis, Minnesota
September 26, 1996